Exhibit 16.1

August 29, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Subject: Professional Clearance for LAMY - Auditor Change for LAMY, Inc.

Confirmation of No Disagreements

We hereby confirm that during our tenure as LAMY's independent auditor, we had no disagreements with management on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Review of Draft 8-K

We have reviewed the draft Form 8-K prepared by LAMY regarding the change in auditors. We find the draft to be accurate and complete from our perspective, and we have no additional information to add or modify in the filing.

Availability for Further Discussion

Should you require any additional information or clarification regarding our work with LAMY, please don't hesitate to contact us. We are committed to ensuring a seamless transition and are available to discuss any aspects of our prior engagements that may be relevant to your work.

Sincerely,

Bush & Associates CPA LLC